As filed with the Securities and Exchange Commission on
                       November 30, 1994
                      Registration No. 33-
__________________________________________________________________

                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549


                             FORM S-8
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933


                         NUCOR CORPORATION
       (Exact name of registrant as specified in its charter)

                         2100 Rexford Road
                 Charlotte, North Carolina  28211
             (Address of principal executive offices)

                              Delaware
  (State or other jurisdiction of incorporation or organization)

                            13-1860817
               (I.R.S. Employer Identification No.)

         SENIOR OFFICERS INCENTIVE STOCK COMPENSATION PLAN
                       OF NUCOR CORPORATION
                     (Full title of the plan)

SAMUEL SIEGEL                            Copy to:
Vice Chairman, Chief Financial Officer   CHARLES C. ABELES
Nucor Corporation                        Piper & Marbury
2100 Rexford Road                        1200 Nineteenth St., N.W
Charlotte, North Carolina  28211         Washington, D.C. 20036
(704) 366-7000                           (202) 861-3872

     (Name, address and telephone number of agent for service)





                     CALCULATION OF REGISTRATION FEE

   Title of                     Amount          Proposed Maximum
Securities to                   to be            Offering Price
be Registered                 Registered           per share*
- ---------------               ------------      -----------------
Common Stock                 625,000 shares         $53.0625
(par value $.40 per share)


          Proposed Maximum                Amount of
              Aggregate                  Registration
           Offering Price                    Fee
          -----------------              ------------
            $33,164,063                   $11,441.60

* Pursuant to Rule 457(c) and (h) and for purposes of this Registration Statement, the maximum offering price per share is based upon the average of the high and low prices of the registrant's stock reported on the New York Stock Exchange as of November 25, 1994.


                             PART I

   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information.**


Item 2. Registrant  Information  and  Employee  Plan   Annual
             Information.**


 **  Information  required by Part I to be  contained  in  the
     Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.



                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The following documents have been filed by Nucor Corporation
(the  "Company") with the Securities and Exchange Commission (the
"Commission") and are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

     (2) All other reports by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since December 31, 1993, including the Company's Quarterly Reports on Form 10-Q for the periods ended April 2, 1994, July 2, 1994 and October 1, 1994.

     This Registration Statement covers an additional 625,000 shares of common stock, par value forty cents ($.40) per share, (the "Common Stock") of the Company to be issued pursuant to the terms of the Senior Officers Incentive Stock Compensation Plan of Nucor Corporation (the "Plan"). The Company previously registered shares of Common Stock for issuance under the Plan pursuant to a registration statement on Form S-8 (Registration No. 2-51735), declared effective September 5, 1974, the contents of which are hereby incorporated by reference in this Registration Statement.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Common Stock

     The Company is authorized to issue 100,000,000 shares of Common Stock. Each share of the Company's Common Stock is entitled to one vote, and votes may be cumulated in electing directors. Directors of the Company are divided into three classes with one class to be elected each year. Dividends may be paid on the Common Stock out of funds legally available for such payment. The holders of the Common Stock have no preemptive rights. The outstanding shares of Common Stock are fully paid and non-assessable and not subject to further call or assessment. There are no conversion, redemption or sinking fund provisions relating to the Common Stock. The Common Stock is listed on the New York Stock Exchange. First Union National Bank, Charlotte, North Carolina, is registrar and transfer agent

Voting on Certain Actions

     Under the Company's Certificate of Incorporation, the affirmative vote of four-fifths (80%) of the Company's outstanding voting stock is required to authorize any of the following corporate transactions with any other entity which owns more than 10% of the Company's voting stock: (a) a merger or consolidation of the Company or any subsidiary with such other entity, (b) the sale of more than 10% of the assets of the Company or any subsidiary to such other entity, or (c) the issuance or transfer by the Company of more than 10% of its voting stock to such other entity.

Dividend Policy

     On September 26, 1994, the Company declared a quarterly cash dividend of four-and-one-half cents ($.045) per share and intends to pay quarterly cash dividends in the future. The Company has paid quarterly cash dividends every quarter since 1973. Future dividends are dependent on earnings, the Company's financial position and other factors which cannot be predicted.

Preferred Stock

     The Certificate of Incorporation authorizes the issuance of 250,000 shares of Preferred Stock, par value four dollars ($4.00), and gives the Board of Directors discretion to provide for its issuance in series and to fix the terms of each series. No Preferred Stock is now outstanding and the Company has no particular plans for its issuance. If and when issued, however, it is probable that any series of Preferred Stock would be entitled to certain preferences over Common Stock with respect to dividends and distributions, and the holders of Preferred Stock would be given by law the right to vote as a class on corporate action which would adversely affect the preferences, rights or powers of the Preferred Stock.


Item 5. Interests of Named Experts and Counsel

    One or more partners at Piper & Marbury, counsel to the Company, have an interest in the Common Stock of the Company in excess of $50,000.

Item 6. Indemnification of Directors and Officers.

     Directors and officers of the Company are indemnified, pursuant to Section 145 of the Delaware General Corporation Law, under Article VIII of the Company's Certificate of Incorporation. The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by applicable law from time to time in effect, indemnify any and all persons whom it shall have the power to indemnify under said law.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In an action by or in the right of the corporation, a corporation may indemnify its directors and officers only for expenses actually and reasonably incurred by such directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.


Item 7. Exemption from Registration Claimed.

     Not applicable.


Item 8. Exhibits.

Exhibit
Number  Description
- ------  -------------
 4.1    Senior Officers Incentive Stock Compensation Plan of
        Nucor Corporation.

 5      Opinion of Piper & Marbury.

23.1    Consent of Piper & Marbury (included in Exhibit 5).

23.2    Consent of Coopers & Lybrand, L.L.P.

24      Powers of Attorney.


Item 9. Undertakings.

        A.  Rule 415 Offering.

            The undersigned registrant hereby undertakes:

            (1)  To  file, during any period in which offers  or
sales  are  being  made,  a  post-effective  amendment  to   this
registration statement:

                (i) To include any prospectus required by section
                10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any  facts
                or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.  Incorporation of Subsequent Exchange Act Documents.

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.   Securities  and  Exchange  Commission  Position  on
             Indemnification.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on this 30th day of November, 1994.


                              NUCOR CORPORATION


                              By:/s/ F. Kenneth Iverson
                              ---------------------------------
                              F. Kenneth Iverson,
                              Chairman and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


     Name                       Title                    Date



/s/ F. Kenneth Iverson        Chairman and          November 30, 1994
- ----------------------    Chief Executive Officer
F. Kenneth Iverson     (Principal Executive Officer)





/s/ Samuel Siegel
- ---------------------        Vice Chairman and      November 30, 1994
Samuel Siegel             Chief Financial Officer
                         (Principal Financial and
                            Accounting Officer)




                              President and
       *                     Chief Operating
- ---------------------      Officer and Director     November 30, 1994
John D. Correnti



        *
- --------------------            Director           November 30, 1994
H. David Aycock



        *
- ---------------------            Director           November 30, 1994
James W. Cunningham



  * By his signature below, Samuel Siegel has signed this Registration Statement on November 30, 1994 on behalf of the above-listed persons designated by asterisks pursuant to a duly executed power of attorney filed with the Securities and Exchange Commission.


                                    /s/ Samuel Siegel
                                    ---------------------------
                                    Samuel Siegel,
                                    Attorney-in-fact





                                                EXHIBIT 4.1


        SENIOR OFFICERS INCENTIVE STOCK COMPENSATION PLAN
                      OF NUCOR CORPORATION


     1. PURPOSES: The purposes of this Plan are to provide greater incentive for senior officers, to attract and retain senior officers of outstanding competence, and to further the identity of interests of senior officers with those of Nucor Corporation's shareholders.

     2. DEFINITIONS: (a) "Year" means the Corporation's fiscal year. (b) "Basic Annual Salary" means the amount paid or payable to a Participant with respect to a Year, for services rendered, and does not include any amounts paid, payable, set aside or otherwise credited under this Plan or any other plan for Participants, nor severance pay, royalties, bonuses or other similar or special compensation. (c) "Participant" means any person, including a director of the Corporation, employed by the Corporation or a subsidiary on a full-time salaried basis who is designated as Chairman of the Board, Vice Chairman of the Board, President or a Vice President of the Corporation. (d) "Adjusted Net Earnings" means, with respect to any Year, the amount by which the retained earnings of the Corporation and its subsidiaries on a consolidated basis are increased due to such Year's operations (including extraordinary charges and credits) before charges and credits for federal income taxes and amounts under this Plan or any other plan solely for Participants, including former Participants, as determined by the independent public accounting firm employed by the Corporation as its auditors.

     3. EFFECTIVE DATE: (a) This Plan shall become effective upon its approval by the Corporation's Board of Directors after approval by the stockholders of the Corporation. (b) the Board of Directors may provide that the Plan shall become effective as of the first day of any Year during or after which the Board of Directors approves the Plan.

     4. ADMINISTRATION: (a) The Corporation's Board of Directors shall have the authority to administer this Plan and to issue stock pursuant to the terms of this Plan, including, without limitation, the authority to establish (with no changes more than once every six months) (i) the applicable percentage and amount of Adjusted Net Earnings as provided in Paragraph 5(b), and (ii) the percentage of stock which shall be transferable as provided in Paragraph 8(c), subject to the limitations of such paragraphs. The Board of Directors may delegate all or any part of its authority under this Plan to an Administrative Committee appointed by it and composed of at least two of its members. (b) All legal and other expenses of administering and relating to this Plan shall be paid by the
Corporation. In the event a dispute arises under this Plan between the Corporation and a Participant or former Participant and such dispute is resolved by a final judgment of a court in favor of such Participant or former Participant or if such dispute is settled before such final judgment, then the Corporation shall pay the legal and other expenses actually and reasonable incurred by such Participant or former Participant.
(c) The Corporation and each Participant shall enter into separate contracts under this Plan. Such contracts shall contain such terms and conditions as the parties agree upon, provided that they are not inconsistent with this Plan.

     5. COMPENSATION: (a) In consideration of the services rendered by the Participants to the Corporation for each Year, the Corporation shall issue to each Participant for each Year a number of shares of its common stock which shall bear the same ratio to the total number of shares for such year, as computed in Paragraph 5(b) below, as each Participant's Basic Annual Salary in such Year bears to the total of all Basic Annual Salaries in such Year of all Participants; provided that no fractional shares shall be issued. (b) The total number of shares for all Participants for each Year, valued in accordance with Paragraph 5(c) below, shall be an amount equal to not more than four percent (4%) of the Corporation's Adjusted Net Earnings in excess of at least five million dollars ($5,000,000) in each Year. (c) For purposes of Paragraph 5(b) above, common stock shall be valued at a price equivalent to ninety percent (90%) of the last published price at which such stock was traded in such Year.

     6. FORFEITURE: (a) Shares of stock issued to each Participant with respect to each Year shall become non-forfeitable at the rate of twenty percent (20%) per year, commencing as of January 1 of the following year. (b) Upon termination of a Participant's employment with the Corporation for reasons of retirement, disability or death, all forfeitable stock under this Plan (including, without limitation, stock issued and issuable for a prior Year, and stock to be issued for the portion of the current Year up to the date of such retirement, disability or death) shall become non-forfeitable. "Retirement" includes, without limitation, voluntary termination of employment by a Participant who is over fifty-five (55) but less than sixty-five (65) years of age, if such retirement is approved by the Corporation's Board of Directors. (c) Upon termination of a Participant's employment with the Corporation voluntarily or at the request of the Corporation, and not for reasons of retirement, disability or death, all forfeitable stock under this Plan (including, without limitation, stock issued and issuable for a prior Year, and stock to be issued for the portion of the current Year up to the date of such termination) shall be forfeited to the Corporation, and the Participant shall no longer be the owner of or retain any interest whatsoever in such stock.

     7. REGISTRATION AND CUSTODY: (a) Shares of stock issued under this Plan shall be registered in the name of each
Participant, who shall thereupon become the owner with full dividend, voting, liquidation and other rights, but subject to the forfeiture and other provisions of this Plan. (b) Stock certificates shall be issued and may either be held by the Corporation or delivered to and held by a custodian or trustee selected and compensated by the Corporation. Such custodian or trustee shall be a bank or trust company with a net worth in excess of fifteen million dollars ($15,000,000). (c) Stock certificates issued may bear such restrictive legend(s) as the Board of Directors deems advisable.

     8. TRANSFER: (a) Stock issued but forfeitable under the terms of this Plan may not be transferred by Participants in any manner, and shall not be subject to levy, attachment, or other legal process. (b) As long as a Participant's employment with the Corporation continues, he may take delivery of certificates and transfer any portion of non-forfeitable stock issued to him under this Plan, not exceeding the transferable percentage thereof specified in Paragraph 8(c) below. (c) For purposes of Paragraph 8(b) above, the transferable percentage shall be established from time to time by the Corporation's Board of Directors, and shall be at least fifty percent (50%). (d) Upon termination of a Participant's employment with the Corporation for any reason, he may take delivery of and transfer all or any part of his non-forfeitable stock in his discretion. (e) All transfers of stock issued under this Plan by Participants, former Participants and successive owners are subject to all requirements of applicable laws and regulations.

     9. AMENDMENT AND TERMINATION: (a) This Plan may be amended or terminated by the Corporation's Board of Directors at any time, provided that no amendments, other than clarifying amendments, shall change Paragraphs 2, 5, 6(a), 8(b) or 8(c)
unless approved by the Corporation's shareholders. No such amendment or termination, however, shall be retroactive or shall affect or change any interests or rights of any Participant or former Participant in the Plan. "Interests or rights" shall include, without limitation, stock issued and issuable for a prior Year, and stock to be issued for the portion of the current Year up to the date of such amendment or termination. (b) The Corporation shall not consolidate, merge or transfer, sell or distribute by liquidation or otherwise, all or substantially all of its assets, unless the successor in any such transaction shall assume the Corporation's obligations under this Plan up to the date of such transaction or unless the Corporation shall make other satisfactory arrangements to insure that such obligations are fulfilled.



                                                   EXHIBIT 5



                                 PIPER & MARBURY
                          1200 Nineteenth Street, N.W.
                             Washington, D.C. 20036
                                  202-861-3900
                               FAX: 202-223-2085
                                                     BALTIMORE
                                                      NEW YORK
                                                    PHILADELPHIA
                                                       LONDON
                                                     EASTON, MD


                        November 30, 1994

Nucor Corporation
2100 Rexford Road
Charlotte, North Carolina  28211

            Re: Registration Statement on Form S-8
                Senior Officers Incentive Stock Compensation Plan

Ladies and Gentlemen:

     You have asked us for our opinion with respect to certain matters relating to the issuance by Nucor Corporation, a Delaware corporation (the "Company"), of an aggregate of 625,000 shares of common stock, par value $.40 per share, of the Company (the "Shares") to be issued pursuant to the Senior Officers Incentive Stock Compensation Plan of Nucor Corporation (the "Plan").

     For purposes of this opinion, we have examined and relied upon (i) the Company's charter and by-laws, (ii) the Plan, (iii) the corporate proceedings of the Company relating to the adoption of the Plan and the authorization for issuance of the Shares under the Plan, and (iv) such other documents, including certificates of officers of the Company, as we have deemed necessary in connection with the rendering of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

     Based upon the foregoing and in reliance thereon, it is our opinion that, when issued pursuant to the terms of the Plan, the Shares will be legally and validly authorized and issued and will be fully paid and nonassessable in the hands of the holders under the laws of the State of Delaware. The opinion expressed in this letter is solely for your use and may not be relied on by any other person without our express prior written consent.

     We hereby consent to the filing of this opinion as Exhibit 5 in the above-referenced Registration Statement.

                                    Very truly yours,

                                    /s/ PIPER & MARBURY



                                                  EXHIBIT 23.2


                   CONSENT OF INDEPENDENT ACCOUNTANTS




     We consent to the incorporation by reference in the Registration Statement of Nucor Corporation on Form S-8 (Senior Officers Incentive Stock Compensation Plan) of our report dated February 21, 1994, on our audits of the financial statements and financial statement schedules of Nucor Corporation as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992, and 1991, which report is included in the Annual Report on Form 10-K.


Charlotte, North Carolina
November 29, 1994

                                  /s/ Coopers & Lybrand, L.L.P.
                                  -----------------------------
                                  Coopers & Lybrand, L.L.P.




                                                EXHIBIT 24


                        NUCOR CORPORATION

                        POWER OF ATTORNEY




      KNOW ALL MEN BY THESE PRESENTS that the undersigned, a Director and/or Officer of Nucor Corporation, a Delaware corporation, hereby constitutes and appoints F. Kenneth Iverson and Samuel Siegel and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in his name a Registration Statement on Form S-8, or other appropriate form, of the Corporation to be filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and any amendment or amendments to such Registration Statement, relating to issuance of Common Stock of the Corporation under its Senior Officers Incentive Stock Compensation Plan; hereby ratifying and confirming all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

Dated:  November 30, 1994


            Name                                Title

                                     President and Chief Operating
/s/ John D. Correnti                      Officer and Director
- ----------------------------
John D. Correnti




                        NUCOR CORPORATION

                        POWER OF ATTORNEY




      KNOW ALL MEN BY THESE PRESENTS that the undersigned, a Director and/or Officer of Nucor Corporation, a Delaware corporation, hereby constitutes and appoints F. Kenneth Iverson and Samuel Siegel and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in his name a Registration Statement on Form S-8, or other appropriate form, of the Corporation to be filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and any amendment or amendments to such Registration Statement, relating to issuance of Common Stock of the Corporation under its Senior Officers Incentive Stock Compensation Plan; hereby ratifying and confirming all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

Dated:  November 30, 1994


            Name                                Title


/s/ H. David Aycock                            Director
- ----------------------------
H. David Aycock






                        NUCOR CORPORATION

                        POWER OF ATTORNEY




      KNOW ALL MEN BY THESE PRESENTS that the undersigned, a Director and/or Officer of Nucor Corporation, a Delaware corporation, hereby constitutes and appoints F. Kenneth Iverson and Samuel Siegel and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in his name a Registration Statement on Form S-8, or other appropriate form, of the Corporation to be filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and any amendment or amendments to such Registration Statement, relating to issuance of Common Stock of the Corporation under its Senior Officers Incentive Stock Compensation Plan; hereby ratifying and confirming all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

Dated:  November 30, 1994


           Name                                Title


/s/ James W. Cunningham                       Director
- -----------------------------
James W. Cunningham